EXHIBIT 99.2

On August 2, 2018, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to the inTEST Corporation’s 2018 Second Quarter Financial Results Conference Call. At this time, all participants are in a listen only mode. Later, we will conduct a question and answer session. At that time, if you have a question you will need to press star one on your push button phone.

As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com. I would now like to turn the call over to Laura Guerrant. Ma’am, you may proceed.

Laura Guerrant:	Thank you, Ian. And thank you for joining us for inTEST’s 2018 Second Quarter Financial Results Conference Call.

With us today are James Pelrin, inTEST’s President and CEO, and Hugh Regan, Treasurer and Chief Financial Officer. Jim will briefly review highlights from the second quarter as well as current business trends. Hugh will then review inTEST’s detailed financial results and discuss guidance for the 2018 third quarter. We’ll then have time for any questions.

If you have not yet received a copy of today’s release, a copy can be obtained on inTEST’s website, www.intest.com.

Before we begin the formal remarks, the Company’s attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in business conditions and the economy; changes in the demand for semiconductors; changes in the rates of and timing of capital expenditures by our customers; the success of our strategy to diversify our business by entering markets outside the semiconductor or ATE markets; progress of product development programs; increases in raw materials and fabrication costs associated with our products, and other risks factors set forth from time to time in the company’s SEC filings, including, but not limited to, inTEST’s periodic reports on Form 10-K and Form 10-Q.

The Company undertakes no obligation to update the information on today’s conference call to reflect events or circumstances after the date hereof, or to reflect the occurrence of anticipated or unanticipated events.

During today’s call, we will make reference to non-GAAP financial measures. We have provided additional information concerning these non-GAAP measures, including a reconciliation to the directly comparable GAAP measure in our press release, which is posted on the investor page of our website, www.intest.com.

And lastly, we’ll be attending the following investor conferences in the next few months: the Canaccord Genuity Conference in Boston next week on August 8th and the Dougherty Conference in Minneapolis on September 6th. We look forward to seeing many of you.

And with that, let me now turn the call over to James Pelrin. Please, go ahead, Jim.

James Pelrin:

Thank you, Laura. I’d like to welcome everyone to our 2018 Second Quarter Conference Call. We continue to make progress in broadening our presence within the markets we serve as we diversify the Company into a global world-class provider of thermal solutions for industrial manufacturing and electronic test.

Operating results for the quarter were exceptionally strong, driven by orders for our broad-based solutions across test and industrial manufacturing. The robust demand associated with the semiconductor industry, with automotive sensors, mobility technologies and the Internet of Things, continues to benefit our semiconductor test business, while non-semi business drivers included solid demand from automotive, industrial and defense/aerospace markets.

Q2 consolidated bookings of $19.3 million declined 6 percent sequentially, but increased 32 percent year-over-year (excluding Ambrell, the year-over-year increase would have been 11 percent) while consolidated net revenues of $21.1 million exceeded our guidance, increasing 12 percent sequentially and 33 percent year-over-year. And again, excluding Ambrell, the year-over-year increase would have been five percent.

Gross margin increased from 50 to 52 percent quarter-over-quarter. And GAAP net earnings per share increased by $0.35 sequentially, with non-GAAP adjusted net earnings per share up by $0.12, both exceeding guidance. Thirty-eight percent of Q2 2018 revenues were derived from non-semi, compared with 36 percent a year ago.

Our Thermal segment is the combined business of inTEST Thermal Solutions (or iTS) and Ambrell. We have strategically diversified this segment, resulting in new opportunities in industrial manufacturing through both OEM and end-user applications. This diversification complements our wide penetration into the electronics test market, broadening inTEST’s footprint as a provider of highly engineered thermal products -- for both test and industrial applications.

Our Thermal segment bookings of $13.3 million were down 8 percent sequentially and up 51 percent year-over-year (excluding Ambrell, the year-over-year increase would have been 18 percent) while net revenues of $14.0 million increased 6 percent sequentially and 52 percent year-over-year (and again, excluding Ambrell, the year-over-year increase would have been five percent).

Breaking it down, Ambrell’s Q2 bookings came in as expected at $5.7 million, and were down 19 percent sequentially and up 13 percent year-over-year. Recall that this comes on the heels of Ambrell’s Q1 2018 record bookings.

Major orders were driven by both semi, and wire and cable OEMs. End-users in the automotive, energy and government sectors also provided significant orders. Revenue of $6.4 million increased 4 percent sequentially and 29 percent year-over-year, driven by large orders from strategic customers in Europe.

The quarter was driven by key OEMs serving the semiconductor market, where two customers combined ordered induction heating systems valued at over $1.6 million. Ambrell brought back a long-time absent customer in the electric motor market with the purchase of EKOHEAT systems valued at over $125,000 for pre-heating components for a shrink-fitting application.

In other sectors, a major OEM in fiber optics purchased systems valued at over $500,000 for heating glass fiber. End-users in automotive and energy combined to purchase EASYHEAT systems valued at over $275,000 for soldering and brazing, respectively.

Business for inTEST Thermal Solutions was solid, with bookings of $7.6 million up 2 percent sequentially and 18 percent year-over-year.

Defense/aerospace drove strong sequential North American bookings while the industrial sector with the uptick in energy production and the strength of the semi market drove our global bookings. These increases served to more than offset a reduction in telecom orders from optical transceiver companies that tend to be placed in volume or not at all in particular quarters.

iTS net revenue of $7.6 million increased eight percent sequentially and five percent year-over-year.

Bookings for temperature systems were driven by end-users in defense/aerospace, industrial and semi sectors. A major defense company purchased four systems for their satellite development program, valued at over $150,000.

A major supplier of R.F. and wireless devices purchased eight systems for two facilities valued at over $250,000. And a major industrial supplier purchased eight systems valued at $300,000 for testing components to be used in oil fields.

Bookings for chiller systems, which is a growing line of iTS business, reached the best quarter in the company’s history with the increase driven by orders from semi and industrial OEMs, along with defense/aerospace and industrial end-users.

iTS acquired a new OEM customer that placed chiller orders for their new platform of ATE systems. And booking for fluid and gas chiller systems totaled 15 units valued at over $600,000, the largest chiller quarter in iTS’ history.

Our EMS products business serves the Automated Test System market for the semiconductor industry. Strong Q2 EMS results followed an equally strong first quarter driven by the robust semiconductor industry, including a particularly large order from an IDM valued at over $2.5 million as well as the automotive, Internet of Things, industrial and consumer electronic markets.

Bookings of $6 million declined by two percent sequentially and increased three percent year-over-year, while revenue of $7.1 million increased 26 percent sequentially and 6 percent year-over-year. A major IDM purchased over $2.5 million with multiple orders for manipulators, dockings and interface equipment, destined for six locations throughout North America, Europe and Asia.

In other EMS news, bookings from two other end-user manufacturers were strong with a mix of docking systems and interface products valued at over $650,000 and a tester company purchased interface products valued at over $300,000.

We continue to expand our customer base in the markets we serve, while growing our footprint in additional thermal test and industrial markets. Looking forward, our long-term drivers remain squarely in place and we see solid opportunities as we take advantage of the robust markets where we have a strong focus, (for example, semi with a super cycle, IoT, automotive including electric vehicles, optical transceivers and consumer markets).

We will continue to direct our resources in those key markets to further grow market share and broaden our customer base. Our leadership in thermal continues to increase with greater opportunities at Ambrell from our OEM partners and end-user projects.

In iTS, we expect continued solid bookings in the semiconductor, defense/aerospace and telecom market, as well as additional demand driven by increased investment by a key energy customer in the industrial market. And, we expect demand for our semi related products to remain brisk, which benefits both iTS and EMS divisions.

Regarding EMS, we expect third quarter to reflect marginal softness in bookings as a result of customer-related supply chain issues. Specifically, some of our customers have been experiencing challenges in getting various components of their test cell in one place at the same time, which obviously translates into their delaying orders to vendors like inTEST whose lead times are less.

Understandably, nobody wants to take delivery of material until they’re going to use it, but that has a tendency to make orders fluctuate somewhat. We expect that it will take a quarter or two for this to work itself through.

The success of our core business units remains critical to ensuring the foundation of inTEST’s continued success through maximizing the financial performance of these businesses. In addition, we continue to apply significant resources to our goal of diversified growth through acquisition.

Specifically, these are synergistic acquisition opportunities that complement our current products and expertise, and, where the opportunities tend to expand our market, customers, adjacent products, and geographies. We plan to build on the six acquisitions we've made since 1977, which account for approximately 81 percent of our 2017 revenue.

With the momentum of inTEST’s solid performance in the first half of this year, our commitment to focus resources in growth market areas, and the globally overall positive economic climate, we are creating the conditions for our long-term success and are well positioned to be on track for a strong 2018.

And with that, I'd like to turn the call over to Hugh Regan. Hugh?

Hugh Regan:

Thanks, Jim. Second quarter 2018 end user net revenues were $18.2 million, or 86 percent of net revenues, compared to $16.3 million or 87 percent of net revenues in the first quarter. Q2 OEM net revenues were $2.9 million, or 14 percent of net revenues, up from $2.5 million or 13 percent for the first quarter. Net revenues from markets outside of the semiconductor market were $8.1 million or 38 percent of net revenues, compared with $8.3 million or 44 percent of net revenues in the first quarter.

The significant reduction in non semi-revenues in both the first and second quarters of 2018 was due to Ambrell having a large order from a customer in the semiconductor industry (front end versus our usual backend). As noted earlier in the call, Ambrell's net revenues for the second quarter were $6.4 million. Excluding Ambrell, our net revenues from markets outside of the semiconductor market were $3.5 million or 24 percent of net revenues for Q2, so clearly Ambrell continues to further diversify our served markets.

Our second quarter gross margin was $10.9 million or 52 percent, as compared with $9.4 million or 50 percent in the first quarter. The improvement in the gross margin was the result of decreases in our fixed manufacturing costs both in absolute dollar terms as well as as a percentage of net revenues. This decrease was partially offset by an increase in our component material costs.

Our fixed manufacturing costs declined by $76,000 or 3 percent sequentially, and they were more favorably absorbed in the second quarter due to the higher net revenues. As a result, these costs represented 13 percent of our net revenues in the second quarter as compared to 14 percent in the first quarter.

The decrease in our second quarter fixed manufacturing costs was primarily the result of reduced facility costs for our Thermal segment in the second quarter compared to the first quarter. In addition, we had reductions in our Thermal segment's temporary workforce during the second quarter.

Our consolidated component material costs increased slightly from 33.5 percent in Q1 to 33.7 percent in Q2, reflecting higher component material costs in our EMS segment. The increase in the component material costs in our EMS segment, which grew from 33.5 percent in the first quarter to 33.9 percent in the second quarter, was due to a less favorable product mix in the second quarter as compared to the first.

This increase was partially offset by reductions in the component material costs for both iTS and Ambrell. iTS saw its component material cost decline slightly from 33.8 percent in the first quarter to 33.5 percent in the second quarter, while Ambrell saw a reduction from 35.2 percent in the first quarter to 34.7 percent in the second quarter, in both cases reflecting a more favorable product and customer mix.

Excluding the impact of the acquisition of Ambrell, our second quarter gross margin would have been $7.9 million or 54 percent. Ambrell's second quarter 2018 gross margin was $3.0 million or 47 percent.

Selling expense was $2.5 million for each of the second and first quarters, but actually increased $62,000 or 3 percent sequentially. The increase was primarily related to higher levels of commission expense driven by the increased net revenues. To a lesser extent, there was also an increase in advertising costs.

Engineering and product development expense was $1.2 million for the second quarter compared to $1.3 million for the first quarter, a decrease of $66,000 or 5 percent sequentially. The decrease was primarily related to lower levels of salary and benefits expense and, to a lesser extent, reduced spending on product development materials in the second quarter.

General and administrative expense grew from $3.0 million in the first quarter to $3.3 million in the second quarter, an increase of $345,000 or 12 percent. The increase in G&A expense was primarily the result of increased professional fees. To a lesser extent, there were also increases in amortization expense and bad debt expense.

During the second quarter, we recorded a $710,000 reduction in our contingent consideration liability related to the earnout for Ambrell, compared to a $1.7 million increase in this liability during the first quarter. At June 30th, 2018, we have accrued $6.3 million for the 2018 earnout payable. During the second quarter, we paid out $5.8 million for the 2017 earnout payable. Our earnout for Ambrell is based upon eight times adjusted EBITDA for both 2017 and 2018, capped at $18.0 million. We expect to have further variability in our financial results related to this item during the balance of 2018.

Other expense was $121,000 in the second quarter compared to other income of $75,000 in the first quarter, a sequential change of $196,000. The change from other income to other expense for the second quarter was the result of $124,000 in foreign exchange transaction losses for the quarter compared to $74,000 of foreign exchange gains booked in the first quarter.

We accrued income tax expense of $382,000 for the second quarter compared to $601,000 in the first quarter. Our effective tax rate declined from 61 percent in the first quarter to 9 percent in the second quarter.

The significant decrease in our effective tax rate is the result of two factors: first, we reversed the $476,000 federal transition tax that had been accrued in the fourth quarter of 2017 as a result of the new tax legislation when we determined that the accrual was no longer needed. The second factor is the impact of contingent consideration liability adjustment not being tax deductible.

When adjusted to remove the impact of the contingent consideration adjustment and the reversal of the federal transition tax payable, our effective tax rates would have been 23 percent for the second quarter compared to 22 percent for the first quarter.

At June 30th, 2018, we had a deferred tax liability of $2.5 million, and we currently expect our effective tax rate for the balance of 2018 to be in the range of 22 to 24 percent, excluding the impact of changes in the fair value of our contingent consideration liability, which, as I mentioned, are not tax deductible.

Our second quarter net earnings were $4.0 million, or $0.39 per diluted share, compared to $381,000 or $0.04 per diluted share for the first quarter of 2018. Adjusted net earnings for the second quarter were $3.5 million or $0.34 per diluted share, compared with first quarter adjusted net earnings of $2.3 million or $0.22 per diluted share.

The second quarter adjusted net earnings of $0.34 per diluted share included the aforementioned effect of the reversal of the $476,000 federal transition tax payable (which contributed $0.05 per diluted share). When adjusted to eliminate this item, second quarter 2018 adjusted earnings per diluted share would have been $0.29 per diluted share.

Adjusted net earnings is a non-GAAP measure which is derived by adding acquired intangible amortization adjusted for the related income tax expense to net earnings and removing any change in the fair value of our contingent consideration liability from net earnings. Adjusted net earnings per diluted share is derived by dividing adjusted net earnings by diluted weighted average shares outstanding.

Diluted weighted average shares outstanding were 10,370,318 at June 30th. During the second quarter, we issued 11,900 shares of restricted stock and options to purchase 35,700 shares at $7.25 per share. We did not repurchase any shares during the second quarter.

Depreciation and amortization expense was $435,000 for the second quarter, up from $405,000 in the first quarter. Acquired intangible amortization of $247,000 in the second quarter was up from $216,000 for the first quarter.

EBITDA was $4.8 million for the second quarter compared to $1.4 million reported for the first quarter. When adjusted for contingent consideration liability adjustments recorded during both periods, adjusted EBITDA would have been $4.1 million for Q2 compared to $3.1 million for Q1.

Consolidated headcount at the end of June, which includes temporary staff, was 226, up one from the level we had at March 31.

I will now turn to the balance sheet. Cash and cash equivalents at the end of the second quarter were $10.7 million, down $3.7 million from March 31 due to the payment of the $5.8 million 2017 earnout for Ambrell as well as the final expenditures for tenant improvements for Ambrell's new Rochester facility, which opened on May 1st.

Cash today is at $12.7 million. During the third quarter, we expect to receive approximately $550,000 in grant funding to offset the costs of the $2.1 million tenant improvements for Ambrell's new facility. We do currently expect cash and cash equivalents to increase in the second half of 2018, prior to the impacts of any acquisition-related activities.

Accounts receivable increased slightly to $11.6 million at June 30th. Included in the quarter end receivables were $3.4 million for Ambrell. Inventory increased $191,000 sequentially to $6.9 million at the end of the second quarter, and included in this amount was $2.1 million for Ambrell's inventory.

Capital expenditures during the second quarter were $752,000, down from $1.2 million in the first quarter. Included in the first quarter capital expenditures was $1.1 million for the aforementioned Ambrell tenant improvements.

Jim provided consolidated and segment revenue and booking data earlier in the call. The backlog at the end of June was $13.6 million, down from $15.4 million at the end of March. Included in the June 30th backlog was $5.5 million for Ambrell.

In terms of our financial outlook, as noted in our earnings release, we expect that net revenue for the quarter ended September 30th, 2018 will be in the range of $19.0 million to $20.0 million and that net earning will range from $0.19 cents to $0.23 cents per diluted share.

We expect that adjusted net earnings will range from .21 cents to .25 cents per diluted share. We currently expect that our Q3 2018 product mix will be less favorable as compared with the second quarter of 2018 and that the third quarter gross margin will range from 49 to 50 percent.

Operator that concludes our formal remarks, we can now take questions.

Operator:

Ladies and gentlemen as a reminder if you’d like to ask an audio question you may do so by pressing star one on your push button phone. Again that’s star one. Our first question is from the line of Theodore O’Neill from Litchfield Hills Research.

Theodore O’Neill:	Oh thanks. A great quarter guys.

Hugh Regan:	Thank you Theodore.

Theodore O’Neill:

Yes, just a couple of questions. So there are a couple of your peers are talking about, and one of them just reported as you did, reporting seeing a slow-down in the mobile side of the business. And I was wondering if you’re seeing anything in along those lines?

Hugh Regan:	Jim.

James Pelrin:	We really haven’t experienced anything like that. We don’t foresee. We think the business is going to continue pretty much on track as it is at the present, at least for the next quarter.

Theodore O’Neill:	OK.

James Pelrin:

We haven’t really seen any indicators from our customers. As we said in our remarks earlier EMS might see some softness in bookings because their customers are frankly having trouble getting other products needed for their test cell.

Theodore O’Neill:	That’s a supply chain issue you talked about earlier.

James Pelrin:	That’s correct.

Theodore O’Neill:	And are you at either Ambrell or on the EMS side of the business seeing any impact of either hedging or pre-ordering that are related to potential tariffs?

James Pelrin:

No we’re not. We – that’s an interesting question. In fact I think we had that question sent into us. We have not really seen, have felt anything from potential tariffs. We continue to monitor our customers. They tell us that it’s business as usual for them. Of course things could always change quickly. But so far it has not touched us.

Theodore O’Neill:

OK. Finally, one of your customers Tesla says they’re going to double their production volume for the model 3 sometime next year. Does that have an impact on the annealing equipment that you sell them? Or is the existing equipment they have sufficient to ramp, to double where they are right now?

James Pelrin:

We believe they will need expanded capacity. But we’re not inside Tesla so we can’t say that definitively. But we believe that they will need to increase their production capability, which would be favorable for Ambrell.

Theodore O’Neill:	OK. Thanks very much.

Operator:	Once again ladies and gentlemen that’s star one on your touchtone phone. Our next question is from the line of Edgar Roesch from Sidoti & Company.

Edgar Roesch:	I’ll add my congrats on a really nice quarter.

James Pelrin:	Thank you Ed.

Hugh Regan:	Thank you Ed.

Edgar Roesch:	First question just to follow up on the EMS potential slow-down of orders in Q3. Is it right to think that that’s on the OSAT side that you’re seeing that?

Hugh Regan:	No it’s actually on the IDM side.

Edgar Roesch:	Thanks for that. And then in the iTS business you mentioned pretty good demand from semi space right now. Could you just speak a little bit Jim about which products you’re seeing that materialize in?

James Pelrin:	That would be our Thermo Stream product, which is used in the product development and qualification, and the engineering labs. That business has been very brisk, very strong.

Edgar Roesch:	OK, so not chambers. It’s more the directed air strip.

James Pelrin:	No. The chambers are more for the non semi-side of the business, when we talk about things like satellite use for satellite – products for satellite application and that kind of thing.

Edgar Roesch:

OK, thanks. And then I don’t know how relevant this is to you but on the optical transceiver side some of the producers of those components are talking about 25 gigabyte data centers coming online in China.

Since that is kind of older technologies we assume that there’s no real incremental demand for your thermal products related that type of build out? Or?

James Pelrin:

Well not necessarily. The typical evolution of an optical transceiver manufacture -- this may require new optical transceiver manufacturers coming online. And we’ve seen that in the past. And they always have to start with a high end product. So they have full test capability.

And then as they grow and mature then they allocate that, our high end solution to their product development. And state of the art fastener products that they are developing while they use a lesser thermal solution for the everyday production test of the more simple transceivers.

So it depends. Certainly people in the business that are thoroughly entrenched, it won’t create a demand for us there. But other new companies do come on the scene as a result of these things.

Edgar Roesch:	OK. Yes, that’s helpful. And then on the 400 gigabyte side that next generation. That’s still development phases right?

James Pelrin:	That’s correct. That’s a long way from hitting production. They’ve got a lot to do to reduce the package and to reduce the heat generated by the package.

Edgar Roesch:	Thank you, and then one for Hugh. Seeing any increase in aluminum or steel prices driving part of the component costs increase?

Hugh Regan:

You know clearly inflation is back in the mix. But we haven’t, I’m not seeing anything that’s pushing significantly at this point. But we do expect costs to be going up in the new year. So, but what’s really been driving the issue more recently has been more of a customer mix issue and product mix issue as opposed to increases due to inflation. But we expect that to pick up to be honest with you.

Edgar Roesch:

Thanks. And then one last one, you mentioned a key energy partner that’s sort of come back into the mix more recently. And do you see that as benefiting both Q2 and Q3 or can you please parse that a little bit?

Hugh Regan:

I think yes we believe that this energy partner has kind of woken up. They were a long time Sigma customer with major orders every year. And when the price of oil dropped they just stopped purchasing. They slowed their expansion efforts down. And now they seem to have right sized themselves. And come to grips with the new energy economy. And so they are beginning to reinvest

Edgar Roesch:	All right, thank you.

Operator:	And our next question is from the line of Dick Ryan from Dougherty.

Dick Ryan:

Thank you. Say, Jim, now with Ambrell a year under your belt, what's the current pipeline of opportunities look like? You know, maybe even addressing new customers or just the actual level of business that you see out there?

James Pelrin:

Well, Ambrell has been strong. It continues to be strong. Ambrell worked very hard to acquire some OEMs, particularly in the semi space because it's a good fit for their products and they've actually acquired some OEMs and displaced some competition, and that's driven quite a bit of business to date this year. And we expect it to continue strong going into the second half of the year.

And again, it's driven by the semi cycle, but they've also identified OEMs and are working with OEMs in other areas. Their key to growth -- to significant growth is through large OEMs and end users, and that's what they're working on.

They're also working in the integrator market. They've got their first order from a first tier automotive integrator, and they're about to get another order from a second first tier automotive integrator. So we think that's very exciting, but that's how they're going to grow.

Dick Ryan:	OK, great. Hugh, I think on Q1 you guided full year to the low 70 range -- $70 million range with Q2 and the guidance for Q3.

Hugh Regan:	I would say the mid-to upper 70 range now, Dick, quite frankly.

Dick Ryan:	I was going to say, hopefully we won't see a -- see a big drop-off in Q4 to stick with that.

Hugh Regan:	No, you know, we're hoping seasonality does not come back that strong to us, so we're expecting, you know, mid -- now to potentially even upper 70s.

Dick Ryan:	Good. Good. And do you have stock-based comp for the quarter?

Hugh Regan:	Yes stock-based comp for Q2 was -- bear with me -- $172,000.

Dick Ryan:	OK.

Hugh Regan:	Up from $121,000 in Q1.

Dick Ryan:	OK, and one last housekeeping -- you said tax rate 22 to 24? Did you say for the next two quarters, or is that the year?

Hugh Regan:	That's what we expect the range for the next two quarters, and you could say on an adjusted basis for the full year. Unfortunately, the contingent consideration adjustment is really skewing it.

Dick Ryan:	Yes.

Hugh Regan:	As I mentioned, Q1 adjusted is 22, Q2 is 23, when you back out the contingent consideration adjustment.

Dick Ryan:	Yes.

Hugh Regan:	And we expect that -- again, x that number we'll be in that range.

Dick Ryan:	Great. Thank you.

Hugh Regan:	You're welcome.

James Pelrin:	Thanks, Dick.

Operator:	Once again ladies and gentlemen, if you'd like to ask a question you may do so by pressing star then the number one on your pushbutton phone. Again, that's star, one to ask an audio question.

And at this time I'm showing that there is no further questions in queue. I'd like to turn it back to Mr. Jim Pelrin. Sir?

James Pelrin:	Well thank you for your interest in inTEST. We look forward to seeing you at the conferences Laura noted, and to updating you on our progress when we report our third quarter results.

Operator, the call is concluded.

Operator:	Ladies and gentlemen, this does conclude today's conference call. We thank you greatly for joining us today. You may now disconnect.

END